Exhibit 3.156

CERTIFICATE OF FORMATION

OF

PRWIRELESS PR, LLC

The undersigned, being an authorized person, for the purpose of forming a limited liability company under the Delaware Limited Liability Company Act, Chapter 18, Title 6, Delaware Code, Section 18-101 et seq. (the “Act”), hereby certifies, pursuant to Section 18-201(a) of the Act, that:

1.	Name of Limited Liability Company. The name of the limited liability company (the “Company”) is: “PRWireless PR, LLC”.

2.	Registered Office. The address of the registered office of the Company in the State of Delaware is 251 Little Falls Drive, Wilmington, Delaware 19808.

3.	Registered Agent. The name and address of the registered agent for service of process on the Company in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, DE 19808.

4.	The formation of the limited liability company shall be effective on November 16, 2017 at 12:01 a.m.

This Certificate of Formation is duly executed and filed pursuant to the provisions of Section 18-201 of the Act.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of PRWireless PR, LLC this 15th day of November, 2017.

By:	/s/ Juan Saca
Name:	Juan Saca
Title:	Chief Executive Officer